Exhibit 99.1

FICO Announces Earnings of $0.35 per Share for Fourth Quarter 2009

Bookings for fourth quarter 2009 of $85.9 million vs. $71.2 million in prior year

MINNEAPOLIS--(BUSINESS WIRE)--November 4, 2009--FICO (NYSE:FICO), the leading provider of analytics and decision management technology, today announced financial results for its fourth fiscal quarter ended September 30, 2009.

Fourth Quarter Fiscal 2009 Results

Net income for the fourth quarter of fiscal 2009 totaled $17.1 million, or $0.35 per share, versus $23.8 million, or $0.49 per share, reported in the prior year period, which included $0.07 per share of net favorable adjustments related to income tax adjustments and restructuring costs.

“Unwavering focus on our core strategy, combined with our ongoing expense discipline, has yielded strong operating leverage for FICO over the past 12 months,” said Mark Greene, chief executive officer. “We’ve used that leverage to bring to market new Decision Management products that our customers urgently need to compete effectively. Our approach has led to consistent earnings, and now, a significant increase in bookings during the fourth quarter. And thanks to our strong balance sheet and substantial free cash flow, we remain in a position to invest in products whose value is prized by our clients – the key to meaningful revenue growth for FICO over the longer term.”

Fourth Quarter Fiscal 2009 Revenue

The company reported fourth quarter revenues of $151.9 million in fiscal 2009 versus $178.2 million reported in the prior year period. Revenues for fourth quarter fiscal 2009 across each of the company’s four operating segments were as follows:

  Strategy Machine® Solutions revenues were $82.9 million in the fourth quarter compared to $94.5 million in the prior year quarter, or a decrease of 12%, primarily due to the divestiture of our telecom product lines. Fourth quarter 2008 included $5.9 million of revenue associated with the divested telecom product lines. The remaining decrease was due to declines in our consumer solutions and customer management solutions, which were partially offset by an increase in our fraud solutions and marketing solutions.
  Scoring Solutions revenues were $31.8 million in the fourth quarter compared to $37.3 million in the prior year quarter, or a decrease of 15%, primarily due to a decrease in revenues derived from our credit bureau risk scores.

  Professional Services revenues were $25.0 million in the fourth quarter compared to $33.2 million in the prior year quarter, or a decrease of 25%, primarily due to the general decline in license sales, resulting in a corresponding decline in implementation services. This decline is also the result of a practice of discontinuing certain lower margin consulting service engagements that was started in early fiscal 2009.
  Analytic Software Tools revenues decreased to $12.2 million in the fourth quarter compared to $13.2 million in the prior year quarter, or a decrease of 8%, primarily due to decreases associated with the sale of the Blaze Advisor® product.

Bookings

The bookings for the fourth quarter were $85.9 million compared to $71.2 million in the same period last year. The company defines a “new booking” as estimated future contractual revenues, including agreements with perpetual, multi-year and annual terms. Management regards the volume of new bookings achieved as one indicator of future revenues, but they are not comparable to, nor should they be substituted for, an analysis of the company’s revenues.

Balance Sheet and Cash Flow

Cash and cash equivalents, and investments were $390.3 million at September 30, 2009, as compared to $271.2 million at September 30, 2008. Significant changes in cash and cash equivalents from September 30, 2008 include cash provided by operations of $151.6 million, $4.0 million received from the sale of product line assets, and $3.3 million received from the exercise of stock options and stock issued under an employee stock purchase plan. Cash used during the year includes $18.5 million to repurchase common stock, $14.0 million related to purchases of property and equipment and $3.9 million of dividends paid.

Outlook

In light of the continuing uncertainty in the global financial markets and the limited visibility into our clients’ spending intentions, the company is not providing specific quarterly guidance. However, the company expects to grow year-over-year GAAP earnings per share by a high single-digit percentage in fiscal 2010 compared to fiscal 2009, with relatively flat results in the first half of the year compared to the prior year, and stronger performance in the latter half of fiscal 2010.

Company to Host Conference Call

The company will host a webcast today at 5:00 p.m. Eastern Time (4:00 p.m. Central Time/2:00 p.m. Pacific Time) to report its fourth quarter fiscal 2009 results and provide various strategic and operational updates. The call can be accessed at FICO's Web site at www.FICO.com (follow the instructions on the Investor Relations page). A replay of the webcast will be available through December 4, 2009.

The webcast will also be distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.fulldisclosure.com, Thomson/CCBN's individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson's password-protected event management site, StreetEvents (www.streetevents.com).

About FICO

FICO (NYSE:FICO; www.FICO.com) is the leader in decision management, transforming business by making every decision count. FICO combines trusted advice, world-class analytics, and innovative applications to help businesses automate, improve, and connect decisions over customer lifecycles and across the enterprise. Clients in 80 countries work with FICO to increase customer loyalty and profitability, reduce fraud losses, manage credit risk, meet regulatory and competitive demands, and rapidly build market share. FICO also helps millions of individuals manage their credit health through its consumer website, www.myFICO.com.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the success of the Company’s Decision Management strategy and reengineering plan, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to realize the anticipated benefits of any acquisitions, continuing material adverse developments in global economic conditions, and other risks described from time to time in FICO’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2008, and its last quarterly report on Form 10-Q for the period ended June 30, 2009. If any of these risks or uncertainties materializes, FICO’s results could differ materially from its expectations. FICO disclaims any intent or obligation to update these forward-looking statements.

FICO, Strategy Machine, and Blaze Advisor are all trademarks or registered trademarks of Fair Isaac Corporation in the United States and in other countries.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Years Ended September 30, 2009 and 2008
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues	$151,922	$178,187	$630,735	$744,842

Operating expenses:
Cost of revenues	45,793	66,290	206,448	274,917
Research and development	18,217	18,884	73,626	77,794
Selling, general and administrative	51,800	57,781	209,319	245,639
Amortization of intangible assets	3,269	3,562	12,891	14,043
Restructuring	-	2,311	8,711	10,166
Loss on sale of product line assets	-	-	2,993	-
Total operating expenses	119,079	148,828	513,988	622,559
Operating income	32,843	29,359	116,747	122,283
Other expense, net	(4,893)	(3,864)	(19,177)	(9,288)
Income from continuing operations before income taxes	27,950	25,495	97,570	112,995
Provision for income taxes	10,842	1,717	32,105	31,809
Income from continuing operations	17,108	23,778	65,465	81,186
Gain (loss) from discontinued operations	-	-	(363)	2,766
Net income	$17,108	$23,778	$65,102	$83,952

Basic earnings (loss) per share:
Continuing operations	$0.35	$0.49	$1.35	$1.66
Discontinued operations	-	-	(0.01)	0.06
Total	$0.35	$0.49	$1.34	$1.72

Diluted earnings (loss) per share:
Continuing operations	$0.35	$0.49	$1.34	$1.64
Discontinued operations	-	-	(0.01)	0.06
Total	$0.35	$0.49	$1.33	$1.70

Shares used in computing earnings per share:
Basic	48,513	48,431	48,658	48,940
Diluted	48,772	48,596	48,776	49,373

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2009 and 2008
(In thousands)
(Unaudited)

	September 30,	September 30,
	2009	2008

ASSETS:
Current assets:
Cash and cash equivalents	$178,157	$129,678
Marketable securities	139,673	57,049
Accounts receivable, net	101,742	141,571
Prepaid expenses and other current assets	22,986	23,404
Total current assets	442,558	351,702

Marketable securities and investments	72,445	84,475
Property and equipment, net	34,340	46,360
Goodwill and intangible assets, net	705,895	738,550
Other noncurrent assets	48,650	54,166
	$1,303,888	$1,275,253

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$46,776	$54,837
Accrued compensation and employee benefits	28,139	29,551
Deferred revenue	39,673	38,243
Total current liabilities	114,588	122,631

Revolving line of credit	295,000	295,000
Senior notes	275,000	275,000
Other noncurrent liabilities	19,031	20,681
Total liabilities	703,619	713,312

Stockholders’ equity	600,269	561,941
	$1,303,888	$1,275,253

FAIR ISAAC CORPORATION
REVENUES BY SEGMENT
For the Quarters and Years Ended September 30, 2009 and 2008
(In thousands)
(Unaudited)

	Quarter Ended		Year Ended
	September 30,		September 30,
	2009	2008	2009	2008

Strategy machine solutions	$82,879	$94,469	$338,753	$388,108
Scoring solutions	31,824	37,260	131,621	156,816
Professional services	24,986	33,219	111,174	147,864
Analytic software tools	12,233	13,239	49,187	52,054
Total revenues	$151,922	$178,187	$630,735	$744,842

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended September 30, 2009 and 2008
(In thousands)
(Unaudited)

	Year Ended
	September 30,
	2009	2008
Cash flows from operating activities:
Net income	$65,102	$83,952
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	38,419	39,494
Share-based compensation	19,935	27,981
Changes in operating assets and liabilities, net of acquisition
and disposition effects	25,426	24,447
Other, net	2,751	(16,724)
Net cash provided by operating activities	151,633	159,150

Cash flows from investing activities:
Purchases of property and equipment	(13,958)	(22,780)
Cash paid for acquisition, net of cash acquired	-	(33,336)
Cash proceeds from sale of product line assets	4,000	-
Cash proceeds from sale of business unit	-	15,581
Net activity from marketable securities	(73,289)	7,889
Other, net	1,300	1,527
Net cash used in investing activities	(81,947)	(31,119)

Cash flows from financing activities:
Net increase on revolving line of credit	-	125,000
Payments for the repurchases of senior convertible notes	-	(390,067)
Proceeds from issuance of Senior Notes	-	275,000
Proceeds from issuances of common stock	3,289	19,786
Repurchases of common stock	(18,500)	(116,642)
Other, net	(3,607)	(4,032)
Net cash used in financing activities	(18,818)	(90,955)

Effect of exchange rate changes on cash	(2,389)	(2,682)

Increase in cash and cash equivalents	48,479	34,394
Cash and cash equivalents, beginning of period	129,678	95,284
Cash and cash equivalents, end of period	$178,157	$129,678

CONTACT:
FICO
Investor Relations
Michael Pung, 800-213-5542
investor@fico.com
or
Media Relations
Steve Astle, 415-446-6204
stephenastle@fico.com